Exhibit 8.1

The table below presents our significant subsidiaries and investees, the places of incorporation and our effective ownership interests therein as of December 31, 2020.

Subsidiary	Accounting Method	Ownership Interest	Place of Incorporation/ Organization
RTC	Consolidated	100.0%	Russia
MTS Turkmenistan	Consolidated	100.0%	Turkmenistan
MTS IT	Consolidated	100.0%	Russia
NVision Czech Republic	Consolidated	100.0%	Czech Republic
Sputnikovoe TV	Consolidated	100.0%	Russia
Stream	Consolidated	100.0%	Russia
Dega	Consolidated	100.0%	British Virgin Islands
Stream Digital(1)	Consolidated	100.0%	Russia
MTS Energo	Consolidated	100.0%	Russia
MTDZK LLC (Ticketland)	Consolidated	100.0%	Russia
IT Grad	Consolidated	100.0%	Russia
Kinopolis	Consolidated	100.0%	Russia
MTS Media	Consolidated	100.0%	Russia
MTS Artificial Intelligence	Consolidated	100.0%	Russia
MTS Armenia	Consolidated	100.0%	Armenia
Stopol Group	Consolidated	100.0%	Russia
Kulturnaya Sluzhba (Ponominalu)	Consolidated	100.0%	Russia
MTS Bank	Consolidated	99.9%	Russia
MGTS Group	Consolidated	94.7%	Russia
Navigation Information Systems Group	Consolidated	94.7%	Russia
Oblachny Retail LLC	Consolidated	50.8%	Russia
MTS International Funding Limited(2) (“MTS International”)	Consolidated	SE	Ireland
Zelenaya Tochka Group	Equity	51.0%	Russia
MTS Belarus	Equity	49.0%	Belarus
Sistema Capital	Equity	30.0%	Russia
Zifrovoe TV	Equity	20.0%	Russia
YOUDO Web Technologies	Equity	15.5%	Cyprus
SWIPGLOBAL	Equity	15.0%	Cyprus

(1)                                 A wholly-owned subsidiary, through which the Group currently repurchases its own shares.

(2)                                 A company organized and existing as a private limited company under the laws of Ireland. The Group does not have any equity in MTS International. It was established for the purpose of raising capital through the issuance of debt securities on the Irish Stock Exchange followed by transferring the proceeds through a loan facility to the Group. In 2010 and 2013, MTS International issued $750 million 8.625% notes due in 2020 and $500 million 5.0% notes due in 2023, respectively. The notes are guaranteed by MTS in the event of default. MTS International does not perform any other activities except those required for notes servicing. The Group bears all costs incurred by MTS International in connection with the notes’ maintenance activities. Accordingly, the Group concluded that it exercises control over the entity.

See also Note 2 to our audited consolidated financial statements.